Exhibit 10.2

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made and entered into to be effective the 13th day of June, 2012 (the “Effective Date”), by and between (i) TransAtlantic Petroleum Ltd., a Bermuda corporation with its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda (hereinafter referred to as “Company”), and (ii) Viking Petrol Sahasi Hizmetleri A.S., a Turkish joint stock company, commonly referred to as Viking Oilfield Services, with an address of Nispetiye Cad. Akmerkez B Blok K:5 Etiler-Besiktas/IST ( “Contractor”). Company and Contractor may sometimes individually be referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Company is engaged in the production of oil and gas and in the course of such operations regularly and customarily enters into contracts for the performance of services relating thereto;

WHEREAS, Contractor is in the business of performing services for the oil and gas industry; and

WHEREAS, from time to time, Company desires to contract with Contractor on a preferred basis for the performance of work or the provision of services of the type listed on Exhibit A hereto (the “Services”), which may include the furnishing, sale, lease or rental of labor, equipment, vehicles, tools, instruments, materials, supplies, goods, machinery or other products (collectively, the “Materials”), and Contractor desires to provide such Services to Company, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties mutually agree as follows:

SECTION 1

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the respective meanings given to them in this Section 1:

1.1 “Affiliate” or “Affiliates” of a company shall mean a current or future Person directly or indirectly Controlling, Controlled by, or under common Control with such company. “Control” for this purpose shall, in the case of a corporation with outstanding voting stock, require the direct or indirect ownership of or power to vote with respect to outstanding shares of a corporation’s capital stock constituting fifty percent (50%) or more of the votes of any class of such corporation’s outstanding voting stock, and with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of such person’s management or policies.

1.2 “Change Order” shall have the meaning set forth in Section 2.3 of this Agreement.

1.3 “Claims” shall mean all claims, demands, causes of action, liabilities, damages, judgments, fines, penalties, awards, losses, costs, expenses (including, without limitation, attorneys’ fees and costs of litigation) of any kind or character arising out of, or related to, the performance of or subject matter of this Agreement.

1.4 “Company” shall have the meaning set forth in the preamble of this Agreement.

1.5 “Company Confidential Information” shall have the meaning set forth in Section 8.1(a) of this Agreement.

1.6 “Company Group” shall mean the following Persons individually and collectively: Company and its Affiliates, its and their contractors, co-venturers, co-owners, co-lessees, co-working interest owners, joint venturers, partners and all of their respective Affiliates, and the officers, directors, shareholders, employees, agents and representatives of all those entities. Company Group does not include any Person who is a member of Contractor Group.

1.7 “Company Representative” shall mean any Company employee or representative who requests or authorizes Work to be performed hereunder unless the Company has provided Contractor with written notice that such employee or representative does not have authority to authorize Work.

1.8 “Contract Area” shall mean following countries (or any countries successor thereto): India, Pakistan, Turkmenistan, United Arab Emirates, Yemen, Oman, Qatar, Bahrain, Kuwait, Iraq, Saudi Arabia, Turkey, Syria, Lebanon, Palestine, Jordan, Somalia, Ethiopia, Sudan, Egypt, Libya, Algeria, Tunisia, Morocco, Lithuania, Latvia, Estonia, Russia, Poland, Romania, Ukraine, Hungary, Bulgaria, Albania and Moldova.

1.9 “Contractor” shall have the meaning set forth in the preamble of this Agreement.

1.10 “Contractor Group” shall mean the following Persons individually and collectively: Contractor and its Affiliates and the officers, directors, shareholders, employees, agents and representatives of all of those entities. Contractor Group does not include any Person who is a member of Company Group.

1.11 “Cuttings” shall have the meaning set forth in Section 9.7 of this Agreement.

1.12 “Drilling Contract” shall have the meaning set forth in Section 2.1 of this Agreement.

1.13 “Drilling Services” shall mean any and all Services set forth in a Drilling Contract.

1.14 “Effective Date” shall have the meaning set forth in the preamble of this Agreement.

1.15 “Event of Default” shall have the meaning set forth in Section 14.2(a) of this Agreement.

1.16 “Force Majeure Event” shall mean any event beyond the reasonable control of the Party claiming to be affected thereby including without limitation acts of God, storm, war, fire, flood, earthquake, nation or industry wide strikes, acts of the public enemy, terrorism, insurrections, riots or rules or regulations of any governmental authority asserting jurisdiction or control, compliance with which prevents the continuance of the Work. Notwithstanding the foregoing, a Force Majeure Event shall not include (i) events contributed to by the gross negligence or intentional misconduct on the part of the Party claiming the Force Majeure Event or effects that could have been avoided or mitigated by the exercise of reasonable care on the part of the Party claiming such Force Majeure Event, (ii) the inability of either Party to secure funds or (iii) the mere shortage of labor or equipment unless caused by events or circumstances that are themselves Force Majeure Events, including as a result of Contractor’s movement of Material as may be permitted pursuant to Section 3.

1.17 “Lost or Damaged Equipment” shall have the meaning set forth in Section 9.4 of this Agreement.

1.18 “Materials” shall have the meaning set out in the recitals to this Agreement.

1.19 “Most Favored Terms” shall mean, with respect to a particular Service or Material as of the date of determination, terms (including pricing) that are at least as favorable to Company (taking into account, among other things, customary preferential rates, discounts, delivery methods and support services) as those offered by Contractor to other customers for products or services identical or substantially similar to (including taking into account all of the terms, details and scope of such products and services offered to other customers), and in the same geographic region as, such Service or Material.

1.20 “Party” or “Parties” shall have the meaning set out in the preamble to this Agreement.

1.21 “Person” or “Persons” shall include any natural person(s) as well as any legal entity including without limitation either Party or any member of Company Group or Contractor Group.

1.22 “Price Book” shall mean the Price Book attached hereto as Exhibit B, as the same may be updated, revised or amended from time to time in accordance with the terms of this Agreement.

1.23 “Price Book Terms” shall mean, with respect to a particular Service or Material as of the date of determination, the terms (including price, less applicable discount) reflected for such Service or Material in the Price Book.

1.24 “Services” shall have the meaning set out in the recitals to this Agreement.

1.25 “Subcontractor” or “Subcontractors” when used in connection with Contractor shall include any subcontractor of any tier hired (directly or indirectly) by Contractor to perform any services or furnish any materials or equipment forming a part of the Services or Materials, including such service or materials furnished at, on, or adjacent to, or in transit to or from, a Work Site, provided such services or materials or equipment are part of the Work to be performed by Contractor.

1.26 “Taxes” shall mean all applicable taxes, including all ad valorem, income or net worth, property, occupation, payroll, employment, first use, gross receipts, privilege, sales, use, consumption, excise and other governmental charges, duties, tariffs, levies, licenses, fees, permits and assessments.

1.27 “Term” shall have the meaning set forth in Section 3 of this Agreement.

1.28 “Third Party” or “Third Parties” shall mean any Persons not included in Company Group or Contractor Group.

1.29 “Work” shall mean the Services furnished by Contractor to Company, and/or the furnishing of Materials to Company by Contractor, pursuant to this Agreement.

1.30 “Work Order” shall have the meaning set forth in Section 2.2(a) of this Agreement.

1.31 “Work Site(s)” shall mean the production facilities, well site(s) or other location(s) where Company requests Contractor to perform Work, and shall include, if applicable, without limitation, the facilities or location(s) of Contractor or its Subcontractors or the facilities or location(s) of Company or any other contractor of Company.

SECTION 2

SCOPE OF WORK

2.1 Drilling Services.

(a) At any time and from time to time during the Term, when Company desires that Drilling Services be performed in the Contract Area, a Company Representative shall give Contractor or an Affiliate of Contractor a request for Drilling Services, whether orally or in writing. Contractor may accept any such work subject to the availability of its equipment and personnel. Notwithstanding anything in this Agreement to the contrary, all Drilling Services by Contractor for Company shall be performed pursuant to the I.A.D.C. Drilling Bid Proposal and International Daywork Drilling Contract — Land, a form of which is attached hereto as Exhibit C, with such changes thereto as mutually agreeable by the Parties (a “Drilling Contract”). Upon execution of a Drilling Contract by Company and Contractor, Contractor shall thereafter commence performance of the Drilling Services in accordance with the terms and conditions thereof. The terms and provisions of a Drilling Contract shall supersede, and prevail and control over, the terms of this Agreement with respect to the Drilling Services performed thereunder.

(b) In the event Contractor commences Drilling Services for Company prior to or without entering into a Drilling Contract, the terms of the form Drilling Contract attached hereto as Exhibit C shall govern the relationship between the Parties for such Drilling Services. Furthermore, all drilling contracts between the Parties existing as of the Effective Date shall supersede, and prevail and control over, the terms of this Agreement.

2.2 Other Work.

(a) At any time and from time to time during the Term, when Company desires Work (other than Drilling Services) to be performed in the Contract Area, a Company Representative shall give Contractor or an Affiliate of Contractor a request for such Work. The request may be oral or in the form of a quote, work request, purchase order, letter, signed field ticket, memorandum, fax or other document that is accepted, orally or in writing, by Company and Contractor (collectively, a “Work Order”). The Work Order will include (i) a description of the Services or Material to be provided, (ii) specifications, drawings and requirements, as applicable, (iii) a schedule for delivery, installation and completion of the Work, as applicable, (iv) consideration to be paid to Contractor and basis for payment and (v) and other terms and conditions specific to the subject Services or Material. The Contractor may accept such Work Orders subject to the availability of its equipment and personnel.

(b) If and when there is an agreement between Company and Contractor regarding the specific terms of the Work Order, Contractor shall thereafter commence the performance of the Work in accordance with the terms and conditions of the Work Order and this Agreement. Commencement of the Work by Contractor shall be deemed to be an acceptance of the terms and conditions of the Work Order and this Agreement. With respect to a Work Order for the purchase of Materials, (i) if such Work Order is construed as an offer, it expressly limits acceptance by Contractor to the terms of the Work Order and this Agreement, and (ii) if such Work Order is construed as an acceptance of an offer, it is expressly conditioned on Contractor’s agreement to any additional or different terms contained herein.

(c) Unless otherwise agreed in a Work Order, Contractor shall provide all Services, including, without limitation, all maintenance, supervision and engineering support, and all Materials, including, without limitation, all supplies, parts, tools, instruments, vehicles and facilities needed to perform the Work safely and in a good and workmanlike manner and in full compliance with all applicable laws, regulations and standards.

2.3 Change Order. From time to time a Company Representative may, with Contractor’s prior acknowledgment, clarify, modify, expand or reduce the Work pursuant to a written change order (a “Change Order”). Contractor shall comply with all directions in such Change Orders, provided that, without Contractor’s prior written consent, Contractor shall not be required to perform Work that is beyond the general scope of Work described in the Work Order or Drilling Contract, as applicable. Contractor reserves the right to charge Company for additional labor and expense in connection with a Change Order.

2.4 Price Book Terms. At the request of either Party after the first four (4) months of the Term, but not less than annually, the Parties shall meet to review the prices set forth in the Price Book and any applicable discounts and make appropriate adjustments to the same. Revised versions of the Price Book shall be delivered by Contractor to Company within ten (10) working days of the meeting and shall be effective upon receipt.

2.5 Most Favored Terms.

(a) Upon the request of Company, Contractor shall provide to Company with such information as Company may reasonably request in order to confirm the Most Favored Terms; provided, that (i) Contractor may require that Company enter into a confidentiality agreement, in a form reasonably satisfactory to Contractor, as a condition to providing such information; (ii) Contractor shall not be required to provide any information to the extent Contractor is restricted from doing so by any applicable law or any confidentiality obligations to Third Parties; and (iii) the information provided shall be limited to only that information that is necessary to determine Most Favored Terms.

(b) Company agrees that Contractor’s pricing under the Most Favored Terms (i) is based on the scope of Work and (ii) will be based on pricing that takes into account the kind and amount of work provided by Contractor to its Third Party customers. At any time during the Term, with respect to Work provided by Contractor to Company on the Most Favored Terms, if Contractor enters into any agreement with any Third Party customer that provides for benefits or terms more favorable than those contained in this Agreement for similar services, under similar contract terms and using similar equipment, this Agreement shall be deemed to be modified to provide Company with such more favorable benefits and terms.

2.6 Preferred Contractor. For any Work that the Company subjects to a competitive bid, Company shall give Contractor (or an Affiliate of Contractor) the right to bid for any such Work, and for any Work not subjected to a competitive bid, Contractor (or an Affiliate of Contractor) shall be given the first right to quote for any such Work. At any time, Company shall be free to acquire competitive bids from competing service providers, including Contractor(or an Affiliate of Contractor), for Work. In the absence of a formal tender, all bidding standards shall be comparable to Contractor’s customary bidding standards, with such bidding process clearly identifying the health, safety, security, and environmental services to be provided, equipment and manpower standards and terms. If a Third Party bid for Work, which satisfied the bidding standards, is lower than the bid offered by Contractor for such Work, Contractor shall have the right to perform such Work at a discounted price equal to ninety-nine percent (99%) of the price of such lower bid, and such discounted price shall presumptively establish the price applicable to that Service or Material, if lower than the pricing under the Pricing Book Terms, including any agreed upon discounts. If Contractor does not exercise its right to perform the Work at a price equal to ninety-nine percent (99%) of the lowest bid for economic reasons and not for reasons of equipment or personnel availability, then Company shall be free to utilize Third Party service providers for such Work and for the duration of performance under the applicable Work Order or Drilling Contract, as applicable. Contractor shall have the right to audit Company’s books and records, subject to prior notice by Contractor to Company and conducted during Company’s normal working hours, to confirm compliance with this Section 2.6.

2.7 Notwithstanding anything in this Agreement to the contrary, Company shall not be considered in breach of this Agreement in the event that Company is prohibited from solely approving Contractor for any Work by reason of any of Company’s obligations existing under any of the agreements set forth on Schedule 2.7. Provided, however, notwithstanding the provisions of such agreements, if Contractor would otherwise have the right to perform the Work hereunder, Company agrees that it will seek approval from any applicable joint or operating committee under any such agreements for Contractor to perform such Work.

SECTION 3

TERM

The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force and effect for a primary term lasting until the date that is the fifth anniversary of the Effective Date and shall be automatically renewed for successive renewal terms of one (1) year each, unless terminated by either Party by written notice at least sixty (60) days prior to the end of the primary term or any successive renewal term.

SECTION 4

INDEPENDENT CONTRACTOR RELATIONSHIP

It is the understanding and intention of the Parties hereto that no relationship of master and servant or principal and agent shall exist between Company, on the one hand, and the Contractor or any of its employees, agents or representatives, on the other hand. In the performance of any Work by Contractor for Company, Contractor shall be deemed to be an independent contractor. Nothing contained in this Agreement will be construed to be inconsistent with such independent contractor relationship.

SECTION 5

REPRESENTATIONS AND WARRANTIES; REMEDIES; INSPECTION

5.1 Representations and Warranties.

(a) Contractor warrants that:

(i) Contractor will perform the Services diligently and in a good and workmanlike manner and in full compliance with all applicable laws, regulations, and standards; and

(ii) all Materials furnished by Contractor will be free from defects in workmanship at the time of delivery.

(b) COMPANY ACKNOWLEDGES AND AGREES THAT ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE DISCLAIMED.

5.2 Inspection by Company. All Work shall meet the approval (not to be unreasonably withheld, conditioned or delayed) of Company and shall be subject to reasonable inspection by Company. The cost of any inspection either at the direction of Company or a Third Party for the benefit of Company shall be borne solely by Company. Any inspections required by Company of Contractor’s equipment, personnel or facilities shall be subject to prior notice by Company to Contractor and conducted during Contractor’s normal working hours and shall establish the precedent for all Third Party contractors who wish to work for Company. In the event that Company finds deficiencies during an inspection, Contractor will be promptly provided written notice and given a reasonable time to remedy any deficiencies. Company and Contractor agree to work in good faith with one another in addressing and resolving any deficiencies while minimizing disruptions to the operations of each Party.

5.3 Inspection of Materials Furnished by Company. Contractor agrees to visually inspect all materials furnished by Company prior to use and to notify Company of any apparent defects in the materials. Contractors shall not be liable for any loss or damage resulting from latent or patent defects in materials furnished by Company.

5.4 Remedies. In the event that the Work fails to comply with the warranties set forth in Section 5.1, except as otherwise provided in this Agreement, Contractor shall, at Contractor’s own cost and at Company’s election, (i) repair or re-perform at a mutually agreed upon rate, but in any event, not less than 50% of original cost, such defective Services as are brought to Contractor’s attention in writing, and/or (ii) repair or replace such defective Materials with the type originally furnished, provided Contractor is notified thereof in writing; provided, that Company shall notify Contractor of the defect or other circumstance requiring re-performance before Contractor’s personnel has left the applicable Work Site. In the event that Contractor fails to make a good faith attempt to remedy a breach of Section 5.1, the Company may at its option terminate this Agreement. Prior to terminating this Agreement for a breach of Section 5.1, Company will provide Contractor with a ten (10) day written notice during which time Contractor will have the right to commence and thereafter continuously and diligently remedy such breach without any financial penalties.

SECTION 6

COMPENSATION AND PAYMENT OF INVOICES

6.1 Compensation. Company shall pay Contractor at the rate stipulated in the Work Orders or Drilling Contracts provided for herein.

6.2 Payment of Invoices.

(a) Invoicing. Contractor shall submit a documented and itemized invoice(s) each month to Company covering the total for reimbursable costs and Work performed during the preceding month, as confirmed by a Company Representative. Contractor and Company shall work together to create mutually agreeable billing and collection procedures within thirty (30) days following the Effective Date. In the absence of such agreed-upon procedures, invoices shall be sent on the 15th day and last day of each month. Invoices received later than six (6) months after acceptance of the Work covered by a Work Order or Drilling Contract will be deemed invalid and Company will have no obligation or liability to pay same. Contractor shall mail the invoice to the following address or to such other address as may be formally advised in writing to Contractor:

Transatlantic Petroleum Ltd.

Akmerkez, Block B Floor 5-6, Nispetiye Caddesi | 34330 Etiler, Istanbul | Turkey

(b) Payment. Company agrees to pay the undisputed amount of all Contractor’s invoices within thirty (30) calendar days of the receipt of Contractor’s invoice at the rates agreed upon, subject to same being accepted by Company as fully complying with all the terms, conditions, specifications and requirements of this Agreement.

(c) Billing Disputes. In the event Company disputes one or more items in an invoice, Company shall notify Contractor in writing, no later than fifteen (15) days after receipt of the invoice, of the item or items under dispute and the reasons therefore. Company shall have the right to withhold payment of the disputed items only, and payment as to the remainder will be made as provided herein.

(d) Late Payments. In the event that Company fails to pay an invoice within forty-five (45) days of receipt, Contractor will be entitled to a late payment penalty equal to 10% per annum of the outstanding invoice.

(e) Audit Right. Company shall have the right to audit Contractor’s books and records relating to all invoices issued pursuant to this Agreement. Contractor agrees to maintain such books and records for a period of one (1) year from the date such costs were incurred and to make such books and records available to Company at any time or times within such one (1) year period. Any such audit shall only be conducted after reasonable notice is given to Contractor.

(f) Currency. Unless otherwise provided in a Work Order, all payments under this Agreement shall be made in United States Dollars.

SECTION 7

REPORTS TO BE FURNISHED BY CONTRACTOR

7.1 Work. The quantity, description and condition of Work furnished shall be verified and checked by Contractor, and all delivery tickets and/or other agreed to and recognized reports shall be properly certified as to receipt by a Company Representative. Contractor must obtain approval of a Company Representative on the well site of delivery tickets for Work for which Contractor is to be reimbursed by Company. In the event that no Company Representative is onsite to sign a delivery ticket, then Contractor and Company will use their reasonable best efforts to expeditiously meet to have the tickets signed within five (5) days after the Work is performed, and Company will not unreasonably withhold signature on any delivery tickets. If no Company Representative has signed the ticket within five (5) days after the Work is performed, Contractor may submit an invoice for such Work without a signed ticket.

7.2 Health, Safety and Environment.

(a) Company shall, at its sole cost and expense, (i) be responsible for the security of all Work Sites; (ii) arrange and pay for accommodation and provisioning for Contractor’s employees and Subcontractors while standing-by and during the performance of Services; and (iii) if any of Contractor’s employees or Subcontractors is injured or becomes ill, use its reasonable best efforts to cooperate with Contractor to arrange for medical attention for that Person, and to arrange for transportation of that Person to the nearest hospital or international airport, as appropriate. Company and Contractor each agrees to comply with both Company’s and Contractor’s policies related to health, safety and the environment.

(b) Contractor shall immediately orally report to Company, as soon as practicable, followed by an appropriate written report, all accidents or occurrences resulting in death or injuries to Contractor’s employees, agents or Third Parties, or damage to property of Company or Third Parties arising out of or during the course of the Work to be performed hereunder. Contractor shall furnish Company with a copy (within ten (10) days of such accident or occurrence) of all reports made by Contractor to Contractor’s insurer or governmental authorities relating to such accidents and occurrences.

SECTION 8

CONFIDENTIALITY

8.1 Company Confidential Information.

(a) Contractor agrees that all technical or business information (hereinafter “Company Confidential Information”) that is disclosed to Contractor or its Subcontractors in connection with any Work hereunder by Company Group or Company’s other contractors, either orally or in writing, is to be treated as confidential and proprietary. Contractor agrees that Company Confidential Information will be maintained in strict confidence and not used or disclosed to Third Parties other than in performing Work for Company. The requirement to maintain information in strict confidence, however, shall not apply to any Company Confidential Information that: (i) is or becomes generally available to the public other than through a breach of this Agreement by Contractor; (ii) was in the possession of Contractor prior to the time it was acquired hereunder and was not acquired, directly or indirectly, from Company or its Affiliates or from others under an obligation of confidentiality; (iii) is independently made available as a matter of right to Contractor by a Third Party without obligations of confidentiality, provided that, to Contractor’s knowledge, such Third Party did not acquire such information directly or indirectly from Company or its Affiliates under an obligation of confidentiality; or (iv) is required by law to be divulged, provided that Contractor must notify Company prior to any disclosure, and must assist Company in minimizing the extent of disclosure.

(b) Contractor shall not disclose Company Confidential Information to any Third Party or use it or any part thereof except in the performance of the Work. Contractor agrees to limit access to Company Confidential Information to the Contractor Group and its Subcontractors who reasonably require such access for purposes of this

Agreement. Contractor agrees to use its commercially reasonable efforts in requiring that its employees, agents, representatives and Subcontractors maintain Company Confidential Information in strict confidence. Contractor must not make nor permit the making of any copies, abstracts, derivatives or summaries of any Company Confidential Information, except in the performance of the Work. Upon completion of Work for Company, or at Company’s request, Contractor must return all Company Confidential Information (including, but not limited to, all copies, abstracts, derivatives and summaries).

8.2 Contractor Information. The Parties acknowledge that certain information of Contractor set forth in this Agreement, including the Price Book, is of a sensitive commercial nature. Company agrees to use its commercially reasonable efforts to protect Contractor’s confidential information while in its possession and implement appropriate safeguards to ensure the confidential treatment of such information and to protect the information from any intentional or unintentional wrongful disclosure.

8.3 Publicity. No press order or other public announcement or public disclosure having or containing any reference, either directly or by implication, to this Agreement or the transactions herein contemplated, or to the Parties, will be made or used by either Party or on its behalf, unless the same has been approved in writing by an authorized representative of the other Party, which approval will not be unreasonable withheld. This prohibition specifically includes, but is not limited to, any public order (either through print or broadcast news media), any articles prepared for internal or external publication, technical papers, and discussions with journalists or other Third Parties. Notwithstanding the foregoing, the Parties acknowledge and agree that (a) Company may publicly disclose this Agreement and the transactions herein contemplated pursuant to applicable securities laws and stock exchange regulations, and (b) a summary form of this Agreement may be filed with the Turkish General Directorate of Petroleum Affairs.

SECTION 9

LIABILITY AND INDEMNITY OBLIGATIONS

9.1 Indemnification by Contractor. EXCEPT AS PROVIDED IN SECTION 9.4, CONTRACTOR SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD COMPANY GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATED TO (A) PERSONAL OR BODILY INJURY, ILLNESS, SICKNESS, DISEASE OR DEATH OF ANY MEMBER OF CONTRACTOR GROUP OR ANY OF CONTRACTOR’S SUBCONTRACTORS, AND (B) LOSS, DAMAGE OR DESTRUCTION OF REAL OR PERSONAL PROPERTY (WHETHER OWNED, LEASED OR CHARTERED) OF ANY MEMBER OF CONTRACTOR GROUP OR ANY OF CONTRACTOR’S SUBCONTRACTORS, EXCEPT TO THE EXTENT THE FOREGOING ARE CAUSED BY THE INTENTIONAL MISCONDUCT OF ANY MEMBER OF THE COMPANY GROUP.

9.2 Indemnification by Company. EXCEPT AS PROVIDED IN SECTION 9.6, COMPANY SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD CONTRACTOR GROUP (INCLUDING WITH RESPECT TO ANY SUBCONTRACTORS) HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATED TO (I) PERSONAL OR BODILY INJURY, ILLNESS, SICKNESS, DISEASE OR DEATH OF ANY MEMBER OF COMPANY GROUP, AND (II) LOSS, DAMAGE OR DESTRUCTION OF REAL OR PERSONAL PROPERTY, (WHETHER OWNED, LEASED OR CHARTERED) OF ANY MEMBER OF COMPANY GROUP, EXCEPT TO THE EXTENT THE FOREGOING ARE CAUSED BY THE INTENTIONAL MISCONDUCT OF ANY MEMBER OF THE CONTRACTOR GROUP OR ANY OF CONTRACTOR’S SUBCONTRACTORS.

9.3 Insurance Requirements. In the event this Agreement is subject to the indemnity limitations in Chapter 127 of the Texas Civil Practices and Remedies Code (or any successor statute), and so long as such limitations are in force, each Party covenants and agrees to support the mutual indemnity obligations contained in Sections 9.1 and 9.2 above, by carrying insurance of the types and in the amounts not less than those specified in Section 10 of this Agreement, for the benefit of the other Party.

9.4 Fishing Efforts. SHOULD ANY OF CONTRACTOR GROUP’S INSTRUMENTS, EQUIPMENT OR TOOLS, INCLUDING BUT NOT LIMITED TO DRILL PIPE, DRILL COLLARS AND TOOL JOINTS BECOME LOST OR DAMAGED BELOW THE ROTARY TABLE OR IN A WELL (SUCH INSTRUMENTS, EQUIPMENT OR TOOLS BEING REFERRED TO IN THIS PARAGRAPH AS “LOST OR DAMAGED EQUIPMENT”), IT IS UNDERSTOOD THAT CONTRACTOR SHALL MAKE A COMMERCIALLY REASONABLE FISHING EFFORT TO RECOVER ALL LOST OR DAMAGED EQUIPMENT, AT COMPANY’S SOLE EXPENSE. SHOULD CONTRACTOR FAIL TO RECOVER SUCH LOST OR DAMAGED EQUIPMENT LOST BELOW THE ROTARY TABLE OR IN A WELL, OR SHOULD SUCH LOST OR DAMAGED EQUIPMENT BECOME DAMAGED BELOW THE ROTARY TABLE OR IN A WELL, OR DAMAGED DURING RECOVERY, COMPANY SHALL REIMBURSE CONTRACTOR FOR THE REPLACEMENT VALUE OF SUCH LOST OR DAMAGED EQUIPMENT, IF LOST, OR FOR THE COST OF REPAIRING ANY LOST OR DAMAGED EQUIPMENT, IF DAMAGED, EXCEPT IN SUCH CASES WHEN LOST OR DAMAGED DUE TO CONTRACTOR’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT. FURTHER, ALL RISKS ASSOCIATED WITH LOSS OF OR DAMAGE TO PROPERTY OF CONTRACTOR AFFILIATES (I) WHILE IN THE CUSTODY AND CONTROL OF COMPANY, (II) DURING TRANSPORTATION ARRANGED BY OR CONTROLLED BY COMPANY, OR (III) RESULTING FROM THE PRESENCE OF H2S, CO2 OR OTHER CORROSIVE ELEMENTS THAT ENTER THE DRILLING FLUIDS FROM SUBSURFACE FORMATIONS OR THE USE OF CORROSIVE, DESTRUCTIVE OR ABRASIVE ADDITIVES IN THE DRILLING FLUIDS SHALL BE BORNE BY COMPANY, EXCEPT IN SUCH CASES WHEN DUE TO CONTRACTOR’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT.

9.5 Abnormal Wear and/or Damage. EXCEPT TO THE EXTENT DUE TO THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF ANY MEMBER OF THE CONTRACTOR GROUP OR ANY OF CONTRACTOR’S SUBCONTRACTORS, COMPANY SHALL BE RESPONSIBLE FOR ABNORMAL WEAR AND/OR DAMAGE, WHICH SHALL INCLUDE BUT IS NOT LIMITED TO, WEAR AND/OR DAMAGE RESULTING

FROM THE PRESENCE OF HYDROGEN SULFIDE OR OTHER CORROSIVE ELEMENTS IN THE HOLE INCLUDING THOSE INTRODUCED INTO THE DRILLING FLUID, EXCESSIVE WEAR CAUSED BY SAND CUTTING, DAMAGE RESULTING FROM EXCESSIVE OR UNCONTROLLED PRESSURE SUCH AS THOSE ENCOUNTERED DURING TESTING, BLOWOUT, OR IN A WELL OUT OF CONTROL, EXCESSIVE DEVIATION OF THE HOLD FROM VERTICAL, DOG-LEG SEVERITY, FISHING, CEMENTING OR TESTING OPERATIONS, AND FROM ANY UNUSUAL DRILLING PRACTICES EMPLOYED AT COMPANY’S REQUEST. COMPANY’S RESPONSIBILITY FOR SUCH ABNORMAL WEAR AND/OR DAMAGE AS REFERRED TO HEREIN, SHALL INCLUDE ABNORMAL WEAR AND/OR DAMAGE TO CONTRACTOR’S CHOKE HOSES AND MANIFOLDS, BLOW OUT PREVENTER, AND OTHER APPURTENANT EQUIPMENT. COMPANY SHALL PAY THE COST OF REPAIRING OR REPLACING SUCH DAMAGED EQUIPMENT AT CONTRACTOR’S DISCRETION. IN THE EVENT THAT EQUIPMENT IS LOST, DESTROYED OR DAMAGED BEYOND REPAIR, COMPANY SHALL REIMBURSE CONTRACTOR AN AMOUNT EQUAL TO THE MOST CURRENT REPLACEMENT COST OF SUCH EQUIPMENT PLUS SHIPPING TO CONTRACTOR. COMPANY SHALL REIMBURSE CONTRACTOR FOR ALL COSTS OF REQUIRED RE-INSPECTION OF EQUIPMENT AND TOOLS AFTER SUCH TOOLS OR EQUIPMENT HAVE BEEN USED FOR THE WORK.

9.6 Blowouts, Etc. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, COMPANY SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD CONTRACTOR GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, ASSERTED BY OR IN FAVOR OF ANY PERSON, PARTY OR ENTITY, IN RESPECT OF OR RESULTING FROM: (A) LOSS OF OR DAMAGE TO ANY WELL OR HOLE (INCLUDING THE COST OF RE DRILL); (B) BLOWOUT, FIRE, EXPLOSION, CRATERING OR ANY UNCONTROLLED WELL CONDITION (INCLUDING THE COSTS TO CONTROL A WILD WELL AND THE REMOVAL OF DEBRIS); (C) DAMAGE TO ANY RESERVOIR, GEOLOGICAL FORMATION OR UNDERGROUND STRATA OR THE LOSS OF OIL OR GAS THEREFROM; (D) THE USE OF CONTRACTOR GROUP’S RADIOACTIVE TOOLS OR ANY CONTAMINATION RESULTING THEREFROM (INCLUDING RETRIEVAL AND/OR CONTAINMENT AND CLEAN-UP); (E) POLLUTION OR CONTAMINATION OF ANY KIND (OTHER THAN SURFACE SPILLAGE OF FUELS, LUBRICANTS, RIG SEWAGE OR GARBAGE, TO THE EXTENT ATTRIBUTABLE TO THE GROSS NEGLIGENCE OF CONTRACTOR GROUP) INCLUDING BUT NOT LIMITED TO THE COST OF CONTROL, REMOVAL AND CLEAN-UP; AND/OR (F) DAMAGE TO, OR ESCAPE OF ANY SUBSTANCE FROM ANY PIPELINE, VESSEL OR STORAGE OR PRODUCTION FACILITY, EXCEPT TO THE EXTENT DUE TO CONTRACTOR’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT.

9.7 Cuttings. COMPANY ACKNOWLEDGES AND AGREES THAT ANY DRILL CUTTINGS AND ASSOCIATED MUDS/WASTE MATERIALS PROCESSED, BY CONTRACTOR PURSUANT TO THIS AGREEMENT (“CUTTINGS”) SHALL REMAIN COMPANY’S RESPONSIBILITY, BUT SHALL BE HANDLED BY, BUT NOT STORED BY, CONTRACTOR IN ACCORDANCE WITH THIS AGREEMENT AND WITH APPLICABLE LAWS AND CONTRACTS. THEREFORE, NOTWITHSTANDING

ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, COMPANY SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS CONTRACTOR GROUP FROM AND AGAINST ANY AND ALL CLAIMS, ASSERTED BY OR IN FAVOR OF ANY PERSON, PARTY OR ENTITY, AS A RESULT OF CONTAMINATION OF, DAMAGE TO, OR ADVERSE EFFECTS ON THE ENVIRONMENT OR ANY FORM OF PROPERTY, OR ANY VIOLATION OR ALLEGED VIOLATION OF STATUTES, ORDINANCES, LAWS, ORDERS, RULES AND REGULATIONS IN RESPECT OF OR RESULTING FROM THE TRANSPORTATION, STORAGE, TREATMENT, DISPOSAL OR HANDLING OF THE CUTTINGS BY ANY PERSON, EXCEPT TO THE EXTENT DUE TO CONTRACTOR’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT.

9.8 Directional Drilling. COMPANY SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD CONTRACTOR GROUP HARMLESS FROM AND AGAINST ANY CLAIMS ARISING OUT OF OR RELATING TO SUBSURFACE TRESPASS ARISING OUT OF DIRECTIONAL DRILLING OPERATIONS OR OTHER OPERATIONS PERFORMED BY ONE OR MORE CONTRACTOR AFFILIATES IN COMPLIANCE WITH THIS AGREEMENT, EXCEPT TO THE EXTENT DUE TO THE GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT BY ANY MEMBER OF CONTRACTOR GROUP OR CONTRACTOR’S SUBCONTRACTORS. COMPANY SHALL FURNISH TO CONTRACTOR A WELL LOCATION PLAN (CERTIFIED BY COMPANY AS CORRECT) SETTING OUT THE PROPOSED SURFACE LOCATION OF THE WELL, THE LEASE, LICENSE OR PROPERTY BOUNDARY LINES AND THE BOTTOM HOLE LOCATION OF COMPANY’S DIRECTIONALLY DRILLED WELL. IF IN THE COURSE OF DRILLING THE WELL, IT BECOMES EVIDENT TO COMPANY THAT THE CERTIFIED PLAN IS IN ERROR, COMPANY SHALL NOTIFY CONTRACTOR OF THE ERROR, AND COMPANY SHALL BE RESPONSIBLE TO REGULATE ALL DIRECTIONAL DRILLING FACTORS SO THAT COMPANY’S WELL BOTTOM HOLE LOCATION WILL BE SITUATED ON COMPANY’S PROPERTY, LICENSE OR LEASEHOLD AT TOTAL DEPTH OF THE WELL BEING DRILLED.

9.9 The Hole. COMPANY SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD CONTRACTOR GROUP HARMLESS FROM AND AGAINST ANY CLAIMS ARISING OUT OF OR RELATING TO THE LOSS OR DAMAGE OF THE HOLE, INCLUDING THE CASING THEREIN,

9.10 Project Management. COMPANY SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD CONTRACTOR GROUP HARMLESS FROM AND AGAINST ANY CLAIMS ARISING OUT OF OR RELATING TO ANY PROJECT MANAGEMENT DECISIONS MADE BY CONTRACTOR AND CONTRACTOR’S AFFILIATES, INCLUDING, WITHOUT LIMITATION, THE SELECTION OR MANAGEMENT OF COMPANY’S OTHER CONTRACTORS AND SUBCONTRACTORS, EXCEPT TO THE EXTENT DUE TO THE GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT BY ANY MEMBER OF CONTRACTOR GROUP.

9.11 Intellectual Property. CONTRACTOR SHALL DEFEND, INDEMNIFY AND HOLD COMPANY GROUP HARMLESS FROM AND AGAINST ALL CLAIMS, DEMANDS AND CAUSES OF ACTION BROUGHT BY THIRD PARTIES ALLEGING OR ESTABLISHING THAT THE PROCESSES UTILIZED BY CONTRACTOR IN PROVIDING THE SERVICES INFRINGE ON ANY LICENSE, PATENT, COPYRIGHT OR TRADEMARK OWNED BY SUCH THIRD PARTY, AND CONTRACTOR AGREES TO RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS COMPANY GROUP FROM ANY AND ALL LOSS RELATING TO, RESULTING FROM OR IN CONNECTION WITH BOTH (I) SUCH LICENSE, PATENT, COPYRIGHT OR TRADEMARK AND (II) FURNISHING OR USE OF ANY SUCH PROCESS OR COMPONENT BY ANY MEMBER OF CONTRACTOR GROUP OR ANY OF CONTRACTOR’S SUBCONTRACTORS IN CONNECTION WITH THE WORK.

9.12 Applicability. THE ASSUMPTIONS AND EXCLUSIONS OF LIABILITY, RELEASES AND INDEMNITIES SET FORTH IN THIS SECTION 9 SHALL APPLY TO ANY CLAIM(S) WITHOUT REGARD TO THE CAUSE(S) THEREOF INCLUDING, WITHOUT LIMITATION, PRE-EXISTING CONDITIONS, WHETHER SUCH CONDITIONS BE PATENT OR LATENT, OR (EXCEPT WHERE EXPRESSLY INDICATED OTHERWISE IN THIS AGREEMENT) TO ANY IMPERFECTION OR MATERIAL DEFECT OR FAILURE OF EQUIPMENT, BREACH OF REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED), ULTRAHAZARDOUS ACTIVITY, STRICT LIABILITY, TORT, BREACH OF CONTRACT, BREACH OF DUTY (STATUTORY OR OTHERWISE), BREACH OF ANY SAFETY REQUIREMENT OR REGULATION, OR THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, OF ANY PERSON OR PARTY, INCLUDING THE INDEMNIFIED PARTY OR PARTIES, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT AND/OR CONCURRENT, ACTIVE OR PASSIVE, OR ANY OTHER THEORY OF LEGAL LIABILITY.

9.13 Exclusive Remedy REDRESS UNDER THE INDEMNITY AND RELEASE PROVISIONS SET FORTH IN THIS SECTION 9 SHALL BE THE EXCLUSIVE REMEDY/REMEDIES AVAILABLE TO THE PARTIES FOR THE CLAIMS COVERED BY SUCH PROVISIONS.

9.14 Indirect or Consequential Damages. The Parties hereto waive all Claims against the other Party for indirect, special, punitive or consequential damages arising out of this Agreement, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY AMOUNT), STRICT LIABILITY OR OTHER FAULT OF ANY OF THE OTHER PARTY, THE UNSEAWORTHINESS OR UNAIRWORTHINESS OF ANY VESSEL OR CRAFT, OR A PREEXISTING CONDITION. As used herein, “indirect or consequential damages” shall include, but not be limited to, loss of revenue, profit or use of capital, production delays, loss of product, reservoir loss or damage, losses resulting from failure to meet other contractual commitments or deadlines and downtime of facilities or vessels.

9.15 No Limit. Except as otherwise provided herein, the foregoing indemnity obligations shall not be limited to the amount of insurance of the Parties. The provisions of this Section 9 shall extend to and be enforceable by and for the benefit of Contractor Group and Company Group. During the Term, Contractor and its Subcontractors or their officers, directors and employees may have occasion to be upon or about property, platforms, vessels, equipment or other premises belonging to or under the control of or in the possession of or under contract to Company while performing services for another company or while in transit between a vessel and another location. In such event, Contractor’s and Company’s indemnification rights and obligations under this Agreement shall apply to the same extent as if Contractor had been employed at the request of or for the benefit or account of Company.

SECTION 10

INSURANCE

10.1 Insurance. Contractor shall carry insurance (with reliable insurance companies that are satisfactory to Company) in the amounts set forth in Section 10.2, such insurance to be effective prior to the commencement of any work under this Agreement. In each such policy, Contractor shall cause (a) to the extent of the liabilities agreed to be assumed by Contractor, all deductibles to be for Contractor’s account, (b) the insurer to waive all rights of subrogation against Company Group, (c) Company Group to be listed as additional insured, and (d) such policy to be primary as to any other existing valid and collectible insurance of Company Group or otherwise.

10.2 Amounts. Contractor shall carry insurance in the following amounts:

(a) Workers’ Compensation insurance to the full extent required by all laws applicable in any jurisdiction in which the Work is to be performed or the contracts of employment for Contractor’s employees are made or expressed to be made. The Employer’s Liability Insurance shall not be less than $1,000,000, if such insurance is required by law. If such insurance is not required, then a like amount of equivalent coverage shall be maintained.

(b) Comprehensive or Commercial General Liability insurance on an occurrence basis covering the operations of Contractor in the performance of this Agreement, in an amount of not less than $1,000,000 per occurrence.

(c) Automobile Bodily Injury and Property Damage Liability Insurance extending to owned, non-owned, and hired automobiles used by Contractor in the performance of this Agreement in the amount of not less than $1,000,000 per occurrence.

(d) Excess Liability Insurance over and above the coverages listed above in the amount of not less than $2,000,000.

10.3 Certificates of Insurance. Before engaging in any work hereunder, Contractor shall furnish Company an executed certificate of insurance (in form satisfactory to Company) evidencing the foregoing insurance. Contractor shall cause each insurer to agree to give Company at least thirty (30) days written notice of cancellation or expiration of any such policies or of any other changes that would materially reduce the limits or modify the terms of coverage of such policies.

10.4 Failure to Procure Insurance. Notwithstanding any provision herein to the contrary, failure to secure the insurance coverage, or the failure to comply fully with any of the insurance provisions of this Agreement, or the failure to secure such endorsements on the policies as may be necessary to carry out the terms and provisions of this Agreement, and work Order or Drilling Contract, (a) shall in no way act to relieve Contractor from the obligations of this Agreement, and (b) shall constitute grounds for the immediate termination of this Agreement by Company (in addition to any other rights or remedies available to Company). In the event that liability for any loss or damage be denied by the underwriter or underwriters, in all or in part because of breach of said insurance by Contractor, or for any other reason, or if Contractor fails to maintain any of the insurance herein required, Contractor shall release, protect, hold harmless, defend and indemnify Company Group against all claims, demands, costs and expenses, including attorney’s fees which would otherwise be covered by said insurance.

10.5 Company’s Insurance. Company shall cause the insurers under any property insurance maintained by the Company Group to waive all rights of subrogation against the Contractor Group.

SECTION 11

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

11.1 Compliance with Laws, Rules and Regulations. Company and Contractor respectively agree to comply, in all material respects, with all laws, rules and regulations that are now or may become applicable to operations covered by this Agreement, any Work Order or Drilling Contract or arising out of the performance of such operations. If either Party is required to pay any fine or penalty resulting from the other Party’s failure to comply with such laws, rules or regulations, the Party failing to comply shall immediately reimburse the other for any such payment.

11.2 Labor and Employment Laws Rules and Regulations. In the performance of the Work, Contractor shall not knowingly employ any employee except in compliance, in all material respects, with all applicable labor, employment or other laws.

11.3 Anti-Bribery Laws, Rules and Regulations. The Parties recognize that they are subject to, among other such laws, the Foreign Corrupt Practices Act of 1977 of the United States, as amended. Each Party agrees that it will not, make or authorize any payments, gifts or other offers to pay or give, anything of value to a foreign official, political party or candidate thereof, of any jurisdiction to assist in obtaining or retaining business in any jurisdiction.

11.4 Taxes and Claims.

(a) Contractor agrees to pay all (i) Taxes levied or assessed on Contractor in connection with or incident to the performance of this Agreement, any work Order or Drilling Contract by any governmental agency, exclusive of Value Added Tax, and (ii) any other Taxes upon the wages of Contractor, its agents, employees and representatives. Contractor agrees to require the same agreements and be liable for any such agreements of its Subcontractors.

(b) Contractor agrees to reimburse Company for all such Taxes or governmental charges that Company may be required or deems it necessary to pay on account of employees of Contractor or its Subcontractors. Contractor agrees to furnish Company with information required to enable it to make the necessary reports and to pay such Taxes or charges. At its election, Company may submit an invoice to Contractor for such taxes paid on behalf of Contractor, provided proper documentation is provided.

(c) Contractor agrees to pay all claims for labor, materials, services and supplies furnished by Contractor Group or any of Contractor’s Subcontractors hereunder or pursuant to any work Order or Drilling Contract and agrees to allow no lien or charge to be fixed upon property of Company or the party for whom Company is performing Work due to Contractor Group’s or any of Contractor’s Subcontractors’ failure to pay any such claims. Contractor agrees to indemnify, protect, defend and hold Company harmless from and against all such claims or indebtedness incurred by Contractor Group or any of Contractor’s Subcontractors in connection with the services provided hereunder, any Work Order or Drilling Contract. It is agreed that Company shall have the right to pay any such claims or indebtedness out of any money due or to become due to Contractor hereunder or pursuant to any Work Order or Drilling Contract. Notwithstanding the foregoing, Company agrees that it will not pay any such claim or indebtedness until Contractor is given a reasonable opportunity to cure, or as long as the same is being actively contested by Contractor and Contractor has taken all actions necessary (including the posting of bond when appropriate) to protect the property interests of Company and any other party affected by such claim or indebtedness.

SECTION 12

DISPUTE RESOLUTION

12.1 Negotiation. If a determination is made by field-level representatives of either Company or Contractor that there is a dispute that cannot be resolved, it will be immediately forwarded by both Company and Contractor (with confirmation of transmittal to the other Party) to management-level representatives of Company and Contractor with decision-making authority over the matters contemplated herein. Such individuals will meet in person within three (3) business days of receiving the dispute in a good faith effort to resolve the dispute. If the dispute still cannot be resolved by such management level representatives within five (5) business days of receiving same, then the dispute together with all particulars, will be forwarded to an executive officer of Company and Contractor for resolution. If such individuals are unable to resolve the dispute within two (2) business days of receiving the competing proposals, then either Party can declare an impasse and the matter will proceed to arbitration in accordance with Section 12.2.

12.2 Arbitration.

(a) Subject to compliance with Section 12.1, all disputes arising out of or relating to this Agreement shall be finally resolved under the Rules of Arbitration of the International Chamber of Commerce.

(i) The place of arbitration shall be London, England.

(ii) The arbitration shall be conducted in the English language.

(iii) There shall be three arbitrators, appointed as follows. Within twenty (20) days after the commencement of arbitration, each Party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within twenty (20) days of their selection. If any arbitrators are not selected within these time periods, the President of the ICC International Court of Arbitration shall make the selection(s).

(iv) The arbitrator(s) shall have the power to grant any remedy or relief that they deem just and equitable, including but not limited to injunctive relief, whether interim and/or final, and any provisional measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party hereto retains the right to seek interim measures from a judicial authority, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(b) In the event that either Party attempts to prosecute any dispute hereunder in any jurisdiction other than as provided in this Section 12, such Party will indemnify the other Party for any and all incremental costs, expenses and other liabilities of any kind, including without limitation travel expenses and attorney fees, from time to time made, suffered or incurred by it (or its Affiliates) as a result of noncompliance with in this Section 12.

SECTION 13

FORCE MAJEURE

13.1 Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Party hereunder, including indemnification obligations), when and to the extent such failure or delay is caused by a Force Majeure Event.

13.2 The Party suffering a Force Majeure Event shall give notice within five (5) days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue and shall use reasonably diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. If a Force Majeure Event exceeds sixty (60) consecutive days, then either Party may, upon written notice to the other Party, cancel the Work under the applicable scope of work document, including any Work Order or Drilling Contract, in which event Contractor shall be paid for all Work performed prior to such cancellation, or if the Parties agree to resume the Work, then the Parties shall have the right to renegotiate its prices to equitably suit the then current economic and business conditions. Neither Company nor Contractor shall be required against its will to adjust any labor or similar disputes except in accordance with applicable law.

SECTION 14

SUBCONTRACTORS

14.1 General. Contractor may employ Subcontractors to perform any of the operations or services to be provided or performed by it without the approval of Company.

14.2 Rejection by Company. Notwithstanding Section 14.1, Company may require Contractor to replace a Subcontractor that Company, in its reasonable discretion, deems unfit to adequately perform the Work. Company’s request must be in writing, and Contractor has thirty (30) days from the date of the request to find a suitable replacement.

14.3 Indemnity. In the event Contractor subcontracts any of its obligations hereunder, Contractor covenants and warrants that such subcontracts will contain release, indemnity and defense provisions for the benefit of Company Group equal to those set forth herein in favor of Company Group and insurance protection identical to that in Section 10 in favor of Company Group. Any Subcontractor (at any tier) or personnel engaged in the furnishing of the Work under this Agreement shall be the responsibility of Contractor and all property of said Subcontractors and personnel shall be the responsibility of Contractor for all purposes under this Agreement.

SECTION 15

TERMINATION

15.1 Termination of Work. Company may, at any time and in its sole discretion, terminate Work covered by any Work Order or Drilling Contract, oral or written, issued hereunder, in which event Contractor shall be paid at the applicable rates stipulated in Contractor’s rate schedule or bid for services rendered up to the date of such termination in addition to any expenses incurred by Contractor in preparation for, or in the performance of, any such Work or any early termination, mobilization and demobilization fees that may be applicable and stated in the Work Orders, Drilling Contracts or the Price Book. In no event shall Contractor be entitled to be paid prospectively for Work unperformed by reason of such termination, nor shall Contractor be entitled to any other compensation or damages for loss of anticipated profits or otherwise. On notice of such termination, Contractor shall promptly remove its personnel, machinery and equipment from the location. This Section 15.1 shall in no way limit (other than compensation for Work already provided) Company’s right to terminate Contractor without additional compensation in the event of Contractor’s material breach of this Agreement.

15.2 Default; Termination of this Agreement.

(a) For Cause. Each of the Company and the Contractor shall have the right, in addition to any other rights or remedies it may have hereunder or by law, to cancel and terminate this Agreement upon the giving of written notice if the other Party (i) enters voluntary or involuntary bankruptcy or receivership proceedings, (ii) makes an assignment for the benefit of creditors, or (iii) commits a material breach of this Agreement (each of which is an “Event of Default”); provided, that if the Event of Default is capable of being cured, the defaulting Party shall have thirty (30) days from the receipt of notice from the non-defaulting Party of an Event of Default to remedy such Event of Default to the satisfaction of the non-defaulting Party before the non-defaulting Party shall be permitted to terminate this Agreement pursuant to this Section 15.2(a).

(b) Contractor’s Responsibilities upon Termination for Cause. In the event this Agreement is terminated pursuant to Section 15.2(a), Contractor shall promptly remove its personnel and equipment from Company’s premises.

(c) Remedies upon Event of Default. Upon the occurrence of an Event of Default and at any time thereafter, the non-defaulting Party may, at its option, and in addition to any other right or remedy available by law, exercise any one or more of the following remedies: (i) terminate this Agreement pursuant to Section 15.2(a), without prejudice to any other remedies hereunder; (ii) exercise any other right or remedy available under applicable law, including proceeding by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof or to rescind this Agreement; (iii) furnish such alternatives to Work Orders or Drilling Contracts in place at the time of the occurrence of an Event of Default or for the purpose of achieving the results contemplated by such Work Orders in any way the non-defaulting Party deems expeditious.

(d) Effect of Termination; Survival. Except as set forth in this Section 15.2(d), the rights and obligations of each Party under this Agreement shall terminate upon termination of this Agreement by either Party pursuant to Section 15.2(a). The rights and obligations of the Parties under Section 8 (Confidentiality) and Section 9 (Liability and Indemnification Obligations) shall survive the termination of this Agreement and shall remain in full force and effect notwithstanding such termination. Neither Party shall by the termination of this Agreement be relieved of its respective obligations and liabilities arising from or incident to Work performed prior to the date of termination pursuant hereto including, without limitation, any obligation to indemnify the other or to provide insurance coverage.

SECTION 16

MISCELLANEOUS

16.1 Binding Effect; Assignment.

(a) Subject to Section 16.1(b) below, this Agreement shall be binding upon and shall inure to the benefit of the successors and assignees to this Agreement.

(b) Neither Party may assign this Agreement or any of the obligations hereunder, without the prior written consent of the other Party. Any such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, either Party may assign this Agreement in connection with any merger, acquisition, sale of substantially all of its assets or similar event without the other Party’s consent.

16.2 Severability. If any provision of this Agreement or the application thereof to any particular circumstance is held to be unenforceable or invalid, the enforceability of the remaining provisions of this Agreement shall not be affected.

16.3 Entire Agreement. This Agreement (including Exhibits and their attachments) shall constitute the entire agreement between Company and Contractor regarding the subject matter hereof and supersedes all prior oral and written negotiations, drafts, communications, representations, promises, inducements, understandings and agreements. Subject to Section 2.1, in the event that any conflict exists between the provisions of this Agreement and any Work Order or any other type of memoranda or other documents used by either Party in the normal course of business, whether oral or written, the provisions of this Agreement shall govern.

16.4 No Third Party Beneficiaries. Except as provided above with regard to Company Group and Contractor Group, nothing herein shall be construed to confer any benefit on any Third Party not a party to this Agreement nor to provide any rights to such Third Parties to enforce the provisions hereof.

16.5 No Modification. No modification of this Agreement shall be effective unless made in writing and signed by both Parties.

16.6 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16.7 Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Texas.

16.8 Notices. All notices to be given under this Agreement shall be in writing and shall be delivered by (i) hand, (ii) registered or certified mail, (iii) reputable overnight courier, or (iv) facsimile (provided there is confirmation of receipt of complete transmission), to the following address and to the attention of the person or job title below:

Company:

TransAtlantic Petroleum Ltd.

Akmerkez B Blok Kat 5-6

34330 Etiler-Istanbul

Turkey

Attention to: Will Bentley

With a copy to:

TransAtlantic Petroleum Ltd.

16803 North Dallas Parkway

Addison, TX 75001

Attention to: Jeffrey S. Mecom

Contractor:

Viking Oilfield Services

16803 North Dallas Parkway

Addison, TX 75001

Attention to: Dustin Guinn

With a copy to:

Viking Oilfield Services

16803 North Dallas Parkway

Addison, TX 75001

Attention to: Christine Stroud

Notices delivered personally shall be effective when delivered. Notices sent by facsimile shall be effective on the first business Day following the date of complete transmission. Notices sent by registered or certified mail shall be effective when received. Notices sent by overnight courier shall be effective on the first business Day after delivery to such courier.

16.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

COMPANY:

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Jeffrey S. Mecom
Name:	Jeffrey S. Mecom
Title:	Vice President

CONTRACTOR:

VIKING PETROL SAHASI HIZMETLERI A.S

By:	/s/ N. Malone Mitchell, 3rd
Name:	N. Malone Mitchell, 3rd
Title:	Chairman

By:	/s/ Ahmed Badreldin
Name:	Ahmed Badreldin
Title:	Vice Chairman